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Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, TX 75039-2298	Jeffrey J. Woodbury Vice President, Investor Relations and Secretary

April 21, 2015

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

In the 2015 filing of Exxon Mobil Corporation’s proxy, we included an Executive Compensation Overview (Overview) as additional proxy material to summarize the linkage between our compensation program and business results. We provided two Charts on page 5 (Charts 10 and 11) of the Overview on CEO compensation versus our compensation benchmark companies during the eight years of the ExxonMobil CEO’s time in position through 2013.

The 2014 data for our compensation benchmark companies have recently become available as they have filed their 2015 proxies. Therefore we have updated Chart 10 (ExxonMobil CEO’s realized pay versus our compensation benchmark companies) and Chart 11 (ExxonMobil CEO’s combined realized and unrealized pay granted versus our compensation benchmark companies) to reflect this new data.

•	“Realized pay” is compensation actually received by the CEO during the year, excluding any retirement distributions. See the back page of the Overview for a more detailed definition.

•	“Unrealized pay” means the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2006 to 2014. Award values are based on target levels of formula awards and fiscal year-end 2014 stock prices. See the back page of the Overview for a more detailed definition.

As shown below in Chart 10, ExxonMobil CEO’s realized pay continues to be below the median for most of his tenure as CEO.

#	2006 to 2014 compensation payments as reported in the Summary Compensation Table and the Option Exercises and Stock Vested table. Values for Caterpillar include estimates for FY 2014 as the 2015 proxy had not been filed as of April 15, 2015.
*	39 percent of ExxonMobil CEO’s realized pay in 2011 was from the exercise of stock options that were granted in 2001 and would have expired in 2011. No stock options have been granted since 2001.

Chart 11 illustrates that ExxonMobil CEO’s combined realized and unrealized granted pay is at the 39th percentile for the period of the ExxonMobil CEO’s time in position through 2014. Both Charts do not adjust for the substantial differences in size, scale, and scope between ExxonMobil and the compensation benchmark companies; these differences are framed in Chart 12 on page 5 of the Overview.

Pension and nonqualified deferred compensation data are excluded from the above charts. However, depending on how these values for the 2006 to 2014 period are determined, including pension value and nonqualified deferred compensation together with the realized pay and unrealized award values shown above would place the ExxonMobil CEO between the 38th and the 74th percentiles among the compensation benchmark companies. Specifically:

•	ExxonMobil CEO would rank at the 38th percentile if pension and nonqualified deferred compensation values are based on nine years of average value per year of pension service (nine years represents the time in position of the current ExxonMobil CEO through 2014).

For companies who have had more than one CEO during this period, the pension and nonqualified deferred compensation values for both paid and accumulated amounts were averaged for this purpose, weighted by the tenure of the respective individual in the CEO position. Pension values are as reported in the Pension Benefits table. Nonqualified deferred compensation values are as reported in the requisite table and may include executive contributions as well as company contributions and interest earned.

•	ExxonMobil CEO would rank at the 74th percentile if pension value is simply calculated by aggregating the positive amounts shown in the annual “Change in Pension Value” column of the Summary Compensation Table for the covered period.

We look forward to discussing this information with our shareholders over the next several weeks and during the Webinar on Executive Compensation on May 14, 2015.

Sincerely,

Please read this supplemental information together with the complete Overview and the more detailed information included in the Compensation Discussion & Analysis, compensation tables, and narrative in ExxonMobil’s 2015 Proxy Statement before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.